Exhibit 99.1

International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Laurie W. Little
949-461-6002
laurie.little@valeant.com

Elif McDonald
905-695-7607
elif.mcdonald@valeant.com

Media:
Renée Soto/Jared Levy	Meghan Gavigan
Sard Verbinnen & Co.	Sard Verbinnen & Co.
212-687-8080	415-618-8750
rsoto@sardverb.com	mgavigan@sardverb.com

VALEANT NAMES JOSEPH C. PAPA TO BE CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF VALEANT PHARMACEUTICALS

Brings More Than Three Decades of Leadership and Operations Experience in Healthcare

LAVAL, Quebec, April 25, 2016 -- Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) today announced that its Board of Directors has named Joseph C. Papa to become Valeant’s  Chairman and Chief Executive Officer.  Mr. Papa is expected to join Valeant by early May.  Mr. Papa will join Valeant from Perrigo Company plc, a leading global healthcare supplier that develops, manufactures and distributes over-the-counter (OTC) and prescription (Rx) pharmaceuticals, where he served as Chairman and Chief Executive Officer.  Mr. Papa, who will also join Valeant’s Board of Directors, will succeed J. Michael Pearson, who is expected to remain as CEO and a director until Mr. Papa arrives at Valeant.

Mr. Papa, 60, has more than 35 years of experience in the pharmaceutical, healthcare services and specialty pharmaceutical industries, including 20 years of branded prescription drug experience.  Mr. Papa has been CEO of Perrigo since 2006 and was appointed as Chairman of the Board of Directors of Perrigo in 2007. During his tenure, he led dramatic and consistent growth across the company, building it into a global leader with net sales of more than $5 billion.  Prior to Perrigo, Mr. Papa served from December 2004 to October 2006 as Chairman and Chief Executive Officer of the Pharmaceutical and Technologies Services segment of Cardinal Health, Inc.  From 2001 to 2004, he served as President and Chief Operating Officer of Watson Pharmaceuticals, Inc. While at Novartis and Pharmacia /Searle, he was responsible for overseeing the successful launches of Diovan, Celebrex and Lotrel.

Robert Ingram, Chairman of the Board, stated, "The Board has conducted a thorough search process and believes that Joe is the ideal leader for Valeant at this time.  He has a strong shareholder orientation, a background in science, and an unmatched track record of accomplishments, highlighted by his ability to lead companies through times of transition and drive excellence across commercial, manufacturing and R&D platforms.  In addition, fostering an ethical culture and creating opportunities for professional development have always been high priorities for Joe, and we look forward to Joe’s arrival at Valeant.”

“I am excited to take on the challenge of leading Valeant and helping the company chart a new course,” said Mr. Papa.  “Valeant has world-class franchises, important treatments for patients across numerous therapeutic areas and a very talented and dynamic workforce, and I am confident that the company has a bright future ahead.  We have an opportunity to move forward with a renewed focus on operating with integrity across all areas of the business and providing customers with safe and affordable products that improve their lives.”

Mr. Papa has held management positions at DuPont Pharmaceuticals, Pharmacia Corporation, G.D. Searle & Company and Novartis AG. Mr. Papa serves as a director of Smith & Nephew, a developer of advanced medical devices. He is a graduate of the University of Connecticut with a bachelor's degree in pharmacy and he earned his MBA from Northwestern University's Kellogg Graduate School of Management.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

 This press release contains forward-looking statements, including, but not limited to, statements regarding the commencement of employment of Valeant’s chief executive officer and Valeant's Board of Directors.  Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties may include, but are not limited to, our ability to manage transition to our new chief executive officer; the potential for operational disruptions due to, among other things, concerns of management, employees, current and potential customers, other third parties with whom we do business and shareholders; and the success of any changes to our business strategy that may be implemented under our new chief executive officer. Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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